SORL Auto Parts Announces New Independent Registered Accounting Firm

Published: July 22, 2013

By SORL Auto Parts, Inc.

ZHEJIANG, China, July 22, 2013 — /PRNewswire/ -- SORL Auto Parts, Inc. (NASDAQ: SORL) ("SORL" or "the Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, today announced that it has engaged MaloneBailey, LLP ("MaloneBailey") as the Company's new principal independent registered accounting firm with immediate effect. The appointment of MaloneBailey was made by the Company's Audit Committee, acting on behalf of the Company's board of directors, on July 18, 2013. MaloneBailey is a full-service global public accounting firm that provides accounting, audit and tax services, as well as advisory services under the rules and regulations of the IRS, the AICPA, the SEC, the PCAOB and the CPAB. Representing more than 150 publicly traded companies, MaloneBailey is one of only nine firms world-wide that require an annual inspection by the PCAOB (Public Company Accounting Oversight Board). The "INSIDE Public Accounting" newsletter named MaloneBailey as an 2012 IPA All-Star Firm.

In China, MaloneBailey employs more than 20 accountants and auditors who possess the necessary language, technical, and cultural expertise to provide services in accounting, tax and audits in China and the United States. The professionals employed by MaloneBailey in China are educated and trained in the United States and are familiar with the U.S. Generally Accepted Accounting Principles (GAAP) and U.S. Generally Accepted Auditing Standards (GAAS). MaloneBailey's China offices are located in Beijing and Shenzhen. Additionally, as a member of Nexia International, a worldwide network of independent, high quality accounting and consulting firms with 590 offices in over 100 countries, MaloneBailey collaborates with its Nexia business partners to provide high-quality services incorporating MaloneBailey's expertise in local regulations, customs and culture.

Ms. Jinrui Yu, SORL's Chief Operating Officer, commented, "MaloneBailey's professionals and its wellknown experience in China as well as its focus on manufacturing and technology industries, make it well qualified to become our principal independent registered accounting firm."

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2,000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin +86 139 6777 6556 +86 577 6581 7721 Email: ljf@sorl.com.cn

Phyllis Huang +86 151 6770 5972 +86 577 6581 7721 Email: Phyllis@sorl.com.cn

Kevin Theiss Grayling +1 646 284 9409 Email: kevin.theiss@grayling.com

SOURCE SORL Auto Parts, Inc.